Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2018 Results

NEW YORK, April 25, 2018 — Travelzoo® (NASDAQ: TZOO):

•	Revenue of $30.9 million, up 9% year-over-year

•	Operating profit of $3.7 million

•	Earnings per share (EPS) of $0.20

•	Cash flow from operations of $179,000

Travelzoo, a global publisher of exclusive offers and experiences for members, today announced financial results for the first quarter ended March 31, 2018, with revenue of $30.9 million and operating profit of $3.7 million. In nominal terms, revenue increased by 9% year-over-year. In constant currencies, revenue increased by 4% year-over-year. Net income was $2.5 million, with EPS from continuing operations of $0.20, up from $0.07 in the prior-year period.

"Revenue growth accelerated in all three regions, leading to much stronger earnings," said Dr. Holger Bartel, Travelzoo's Global CEO. "With the travel and tourism industry worldwide showing steady growth, we like to leverage Travelzoo's global reach and trusted brand to further improve earnings in future periods."

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Asia Pacific
Asia Pacific business segment revenue increased 12% year-over-year to $2.0 million. In constant currencies, revenue increased 4% year-over-year. Operating loss for the first quarter was $1.7 million, compared to an operating loss of $1.5 million in the prior-year period.

Europe
Europe business segment revenue increased 13% year-over-year to $10.3 million. In constant currencies, revenue was flat year-over-year. Operating profit for the first quarter was $2.0 million, or 19% of revenue, compared to an operating profit of $949,000, or 10% of revenue in the prior-year period.

North America
North America business segment revenue increased 6% year-over-year to $18.6 million. Operating profit for the first quarter was $3.4 million, or 18% of revenue, compared to an operating profit of $2.7 million, or 15% of revenue in the prior-year period.

Members
As of March 31, 2018, Travelzoo had a worldwide unduplicated number of members of 29.7 million. In Asia Pacific, unduplicated number of members was 3.6 million as of March 31, 2018, consistent with March 31, 2017. In Europe, unduplicated number of members was 8.7 million as of March 31, 2018, up 5% from March 31, 2017. In North America, unduplicated number of members was 17.5 million as of March 31, 2018, up 1% from March 31, 2017.

Income Taxes
Income tax expense was $1.3 million, compared to a $1.2 million income tax expense in the prior-year period.

Asset Management
During the first quarter of 2018, Travelzoo generated $179,000 of cash from operating activities. Accounts receivable decreased by $1.3 million over the prior-year period to $12.9 million. Accounts payable decreased by $1.8 million over the prior-year period to $14.8 million. Capital expenditures were $65,000, down from $120,000 in the prior-year period. As of March 31, 2018, cash and cash equivalents were $22.4 million.

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Conference Call
Travelzoo will host a conference call to discuss first quarter results today at 11:00 a.m. ET. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo® provides our 28 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide, we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers—our long-standing relationships give Travelzoo members access to the very best deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2018	2017
Net revenues	$30,884	$28,429
Cost of net revenues	3,385	3,207
Gross profit	27,499	25,222
Operating expenses:
Sales and marketing	15,542	15,356
Product development	2,511	2,357
General and administrative	5,789	5,447
Total operating expenses	23,842	23,160
Income from continuing operations	3,657	2,062
Other income, net	161	7
Income from continuing operations before income taxes	3,818	2,069
Income tax expense	1,316	1,209
Income from continuing operations	$2,502	$860
Income from discontinued operations including gain on sale of Fly.com domain name, net of income taxes	—	1,884
Net income	$2,502	$2,744

Income per share—basic:
Continuing operations	$0.20	$0.07
Discontinued operations	—	0.14
Net income per share—basic	$0.20	$0.21

Income per share—diluted:
Continuing operations	$0.20	$0.07
Discontinued operations	—	0.14
Net income per share—diluted	$0.20	$0.21

Weighted average shares:
Basic	12,462	13,288
Diluted	12,462	13,288

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$22,394	$22,553
Accounts receivable, net	12,898	11,769
Income taxes receivable	89	517
Deposits	174	259
Prepaid expenses and other	2,189	2,141
Total current assets	37,744	37,239
Deposits and other	637	548
Deferred tax assets	1,437	1,516
Restricted cash	2,177	1,448
Property and equipment, net	4,641	4,921
Total assets	$46,636	$45,672
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,817	$19,105
Accrued expenses and other	9,688	8,702
Deferred revenue	931	825
Income tax payable	1,202	961
Total current liabilities	26,638	29,593
Long-term tax liabilities	380	373
Long-term deferred rent and other	2,734	2,628
Total liabilities	29,752	32,594
Common stock	125	125
Additional paid-in capital	173	—
Accumulated other comprehensive loss	(3,780)	(3,597)
Retained earnings	20,366	16,550
Total stockholders’ equity	16,884	13,078
Total liabilities and stockholders’ equity	$46,636	$45,672

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2018	2017
Cash flows from operating activities:
Net income	$2,502	$2,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	384	579
Discontinued operations gain on sale of Fly.com domain name	—	(2,890)
Deferred income taxes	(110)	(36)
Stock-based compensation	173	240
Provision for losses on accounts receivable	(83)	7
Net foreign currency effects	(171)	(89)
Changes in operating assets and liabilities:
Accounts receivable	(997)	287
Income tax receivable	428	544
Prepaid expenses and other	(10)	(86)
Accounts payable	(3,185)	(3,263)
Accrued expenses and other	1,024	990
Income tax payable	217	1,466
Other non-current liabilities	7	62
Net cash provided by operating activities	179	555
Cash flows from investing activities:
Proceeds from sale of Fly.com domain name	—	2,890
Purchases of property and equipment	(65)	(120)
Net cash provided by (used in) investing activities	(65)	2,770
Cash flows from financing activities:
Repurchase of common stock, net	—	(1,762)
Net cash used in financing activities	—	(1,762)
Effect of exchange rate on cash and cash equivalents	456	171
Net increase in cash and cash equivalents	570	1,734
Cash, cash equivalents and restricted cash at beginning of period	24,001	28,236
Cash, cash equivalents and restricted cash at end of period	$24,571	$29,970
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$779	$310

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended March 31, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$2,042	$10,332	$18,510	$30,884
Intersegment revenue	(20)	(52)	72	—
Total net revenues	2,022	10,280	18,582	30,884
Operating income (loss)	$(1,740)	$1,966	$3,431	$3,657
Three months ended March 31, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,844	$9,218	$17,367	$28,429
Intersegment revenue	(31)	(147)	178	—
Total net revenues	1,813	9,071	17,545	28,429
Operating income (loss)	$(1,541)	$949	$2,654	$2,062

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